Exhibit 10.2

SENIOR UNSECURED BRIDGE LOAN AGREEMENT

Dated as of June 30, 2010

among

QEP RESOURCES, INC.,

as the Borrower,

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH,

as Administrative Agent,

and

The Lenders Party Hereto

BANK OF AMERICA, N.A.,

and

BMO CAPITAL MARKETS FINANCING, INC.,

as Co-Syndication Agents,

JPMORGAN CHASE BANK, N.A.,

and

WELLS FARGO BANK, N.A.,

as Co-Documentation Agents

DEUTSCHE BANK SECURITIES INC.,

BANC OF AMERICA SECURITIES LLC,

BMO CAPITAL MARKETS CORP.,

J.P. MORGAN SECURITIES INC.

and

WELLS FARGO SECURITIES, LLC,

Joint Lead Arrangers and Joint Book Managers

-i-

-ii-

SCHEDULES

SCHEDULE 1.01	Subject Notes
SCHEDULE 2.01	Commitments and Pro Rata Shares
SCHEDULE 5.07	Obligations and Restrictions
SCHEDULE 5.10	Labor Disputes and Acts of God
SCHEDULE 5.11	ERISA Matters
SCHEDULE 5.12	Environmental Matters
SCHEDULE 5.13	Subsidiaries and Other Equity Interests
SCHEDULE 10.02	Administrative Agent’s Office, Certain Addresses for Notices

-iii-

EXHIBITS

EXHIBIT A:	Form of Borrowing Request
EXHIBIT B:	Form of Loan Notice
EXHIBIT C:	Form of Request for Maturity Date Extension
EXHIBIT D:	Form of Note
EXHIBIT E:	Form of Compliance Certificate
EXHIBIT F:	Assignment and Assumption
EXHIBIT G:	Opinion Matters
EXHIBIT H:	Form of Subordinated Promissory Note

-v-

SENIOR UNSECURED BRIDGE LOAN AGREEMENT

This SENIOR UNSECURED BRIDGE LOAN AGREEMENT (this “Agreement”) is entered into as of June 30, 2010, among QEP RESOURCES, INC., a Delaware corporation (the “Borrower”), each Lender from time to time party hereto and DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH, as Administrative Agent.

WHEREAS, on the date hereof, Questar Corporation (the “Parent”) is amending its existing revolving credit facility, dated as of March 11, 2008, by and among the Borrower, Bank of America, N.A., as administrative agent thereunder, and the lenders party thereto (as so amended, the “Amended Revolving Credit Facility”).

WHEREAS, the Parent intends to (i) enter into certain internal transactions (the “Internal Wexpro Spin”) pursuant to which the Borrower will distribute 100% of the equity interests of Wexpro Company to the Parent, (ii) make a cash contribution to the common equity capital of the Borrower the gross proceeds of which shall equal an amount not less than $250.0 million (the “Equity Contribution”), (iii) distribute to its shareholders all of the outstanding common stock of the Borrower (the “Spin Off”) and (iv) cause the Borrower to enter into this Agreement.

WHEREAS, in no event later than the time required under the Indenture (as defined herein), Borrower will make a change of control offer to purchase the Subject Notes (as defined herein) in compliance with the terms of the Indenture (the “Subject Notes Change of Control Offer”).

WHEREAS, the funds needed to purchase, on the settlement date, tendered Subject Notes accepted for payment pursuant to the Subject Notes Change of Control Offer shall be provided through (i) the issuance of senior notes, (ii) cash on hand, (iii) borrowings available under the Amended Revolving Credit Facility, and/or (iv) borrowings under this Agreement.

WHEREAS, the transactions described above are collectively referred to herein as the “Transactions.”

WHEREAS, the Borrower has requested that the Lenders provide a senior unsecured bridge loan facility, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquired Debt” means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any assets acquired by such specified Person existing at the time such assets are acquired by such Person, and any refinancing of the foregoing indebtedness on similar terms, taking into account current market conditions.

“Administrative Agent” means Deutsche Bank AG Cayman Islands Branch in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, as to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with, such Person. A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power

(a) to vote 20% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners; or

(b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agents” means the Administrative Agent, the Syndication Agents and the Documentation Agents.

“Aggregate Commitments” means, at any time, the sum of the Commitments of all the Lenders at such time. The Aggregate Commitments shall be $500,000,000 on the Closing Date.

“Agreement” means this Agreement.

“Amended Revolving Credit Facility” has the meaning specified in the recitals hereto.

“Applicable Rate” means, with respect to (i) Base Rate Loans, a percentage per annum equal to 1.50% and (ii) LIBO Rate Loans, a percentage per annum equal to 2.50% .

“Arrangers” means Deutsche Bank Securities Inc., Banc of America Securities LLC, BMO Capital Markets Corp., J.P. Morgan Securities Inc., and Wells Fargo Securities, LLC in their capacity as joint lead arrangers and joint book managers.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit F.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external legal counsel.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2009, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate”. The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrowing” means the borrowing of the Loans made on the Funding Date by the Lenders pursuant to Section 2.01.

“Borrowing Request” means the request by the Borrower for the Borrowing in accordance with Section 2.02, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any LIBO Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Change of Control” means:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b) a majority of the members of the board of directors or equivalent governing body of the Borrower ceases to be composed of individuals (i) who were members of that board or equivalent governing body on July 1, 2010, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).

“Change of Control Notice” has the meaning specified in Section 2.04(b)(ii).

“Change of Control Payment Date” has the meaning specified in Section 2.04(b)(i).

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means, as to each Lender, its obligation to make a single Loan to the Borrower on the Funding Date pursuant to Section 2.01 in an amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01.

“Compliance Certificate” means a certificate substantially in the form of Exhibit E.

“Consolidated EBITDAX” means, for any period, for the Borrower and its Restricted Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) the provision for Federal, state, local and foreign income taxes payable by the Borrower and its Restricted Subsidiaries for such period, (iii) depreciation, depletion and amortization expense, (iv) exploration expense, (v) impairment and abandonment expense, (vi) any extraordinary losses (including losses on sales of assets outside of the ordinary course of business), (vii) all costs, fees, expenses or charges incurred or paid during such period, or any amortization thereof for such period, in each case, in connection with the distribution of the Borrower by Parent to its shareholders, and (viii) unrealized losses under Swap Contracts, minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits of the Borrower and its Restricted Subsidiaries for such period, (ii) all non-cash items increasing Consolidated Net Income for such period (other than deferred revenue from the sale of production dedicated under production payment or similar arrangements), (iii) gains on sales of assets outside the ordinary course of business, and (iv) unrealized gains under Swap Contracts, provided, however, that Consolidated EBITDAX shall be calculated on a pro forma basis to give effect to any acquisitions or divestitures (in a single transaction or series of related transactions) having an aggregate fair market value equal to or exceeding $50,000,000 during the relevant calculation period (including pro forma effect of any expense or cost reductions or increases that have occurred or are reasonably expected to occur as a result of such transaction) made by the Borrower or its Restricted Subsidiaries during the relevant calculation period as if such acquisition or divestiture had occurred on the first day of such calculation period. For purposes of determining the Consolidated Leverage Ratio for the fiscal quarters ended on each such date Consolidated EBITDAX shall be calculated on a pro forma basis to exclude the EBITDAX of Wexpro Company for such period. The “EBITDAX of Wexpro Company” shall be calculated for Wexpro Company in a manner consistent with the definition of “Consolidated EBITDAX” set forth above.

“Consolidated EBITDA-Midstream” means, for any period, the sum of Consolidated Net Income-Midstream for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income-Midstream: (i) Consolidated Interest Charges-Midstream for such period, (ii) the provision for Federal, state, local and foreign income taxes payable by the Midstream Subsidiaries and their respective Restricted Subsidiaries for such period, (iii) depreciation and amortization expense, (iv) any impairment and abandonment expense, (v) any extraordinary losses of the Midstream Subsidiaries and their Restricted Subsidiaries (including losses on sales of assets outside of the ordinary course of business), (vi) all costs, fees, expenses or charges incurred or paid during such period, or any amortization thereof for such period, in each case, in connection with the distribution of the Borrower by Parent to its shareholders, and (vii) unrealized losses under Swap Contracts, and minus (b) the following to the extent included in calculating such Consolidated Net Income-Midstream: (i) Federal, state, local and foreign income tax credits of the Midstream Subsidiaries and their respective Restricted Subsidiaries for such period, (ii) all non-cash items increasing Consolidated Net Income-Midstream for such period, (iii) gains on sales of assets outside the ordinary course of business and (iv) unrealized gains under Swap Contracts, provided, however, that Consolidated EBITDA-Midstream shall be calculated on a pro forma basis to give effect to any acquisitions or divestitures (in a single transaction or series of related transactions) having an aggregate fair market value equal to or exceeding $50,000,000 during the relevant calculation period (including pro forma effect of any expense or cost reductions or increases that have occurred or are reasonably expected to occur as a result of such transaction) made by the Midstream Subsidiaries or their respective Restricted Subsidiaries during the relevant calculation period (and subsequent to such period and on or before the date of incurrence of the Consolidated Funded Debt giving rise to the need to calculate compliance with Section 7.11(c)) as if such acquisition or divestiture had occurred on the first day of the relevant calculation period.

“Consolidated Funded Debt” means the aggregate of the Indebtedness of the Borrower and its Subsidiaries described in clauses (a), (b), (d), (e), (f), (g), (h) and (i) of the definition of Indebtedness in Section 1.01, on a consolidated basis after elimination of intercompany items.

“Consolidated Funded Debt to Capitalization Ratio” means, at the time of determination, the ratio of (a) Consolidated Funded Debt to (b) the sum of Consolidated Funded Debt plus Shareholders’ Equity.

“Consolidated Interest Charges” means, for any period, for the Borrower and its Restricted Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, amortization or write-off of debt discount, fees, charges, issuance costs and commissions and related expenses of the Borrower and its Restricted Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the Borrower and its Restricted Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP.

“Consolidated Interest Charges-Midstream” means, for any period, for the Midstream Subsidiaries and their respective Restricted Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Midstream Subsidiaries and their respective Restricted Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the Midstream Subsidiaries and their respective Restricted Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Debt as of such date to (b) Consolidated EBITDAX for the period of the four fiscal quarters most recently ended.

“Consolidated Net Income” means, for any period, for the Borrower and its Restricted Subsidiaries on a consolidated basis, the net income of the Borrower and its Restricted Subsidiaries (excluding extraordinary gains and extraordinary losses) for that period.

“Consolidated Net Income-Midstream” means, for any period, for the Midstream Subsidiaries and their respective Restricted Subsidiaries on a consolidated basis, the net income of the Midstream Subsidiaries and their respective Restricted Subsidiaries (excluding extraordinary gains and extraordinary losses) for that period.

“Consolidated Net Tangible Assets” means, at any date of determination, the total amount of consolidated assets of the Borrower and its Restricted Subsidiaries after deducting therefrom: (a) all current liabilities (excluding (i) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (ii) current maturities of long-term debt); and (b) the value of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries prepared in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Debt Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s (collectively, the “Debt Ratings”) of the Borrower’s non-credit-enhanced, senior unsecured long-term debt; provided that if a Debt Rating is issued by each of the foregoing rating agencies, then the lower of such Debt Ratings shall apply.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to 2% per annum plus the rate otherwise applicable to such Loan as provided in Section 2.06.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Documentation Agents” means JPMorgan Chase Bank, N.A. and Wells Fargo Bank, N.A. in their capacity as co-documentation agents.

“Dollar” and “$” mean lawful money of the United States.

“EDGAR” means the SEC’s Electronic Data Gathering, Analysis and Retrieval system utilized by companies to electronically transmit required SEC filings for securities offerings and disclosure statements.

“Eligible Assignee” has the meaning specified in Section 10.07(g).

“Engagement and Fee Letter” means the letter agreement, dated June 15, 2010, among the Borrower, the Administrative Agent, the Agents and the Arrangers.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Contribution” has the meaning specified in the recitals hereto.

“Equity Interests,” “equity interests” and “equity securities” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or non-voting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination. The term Equity Interests shall also include other securities or instruments that have both debt and equity features.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal (within the meanings of Sections 4203 and 4205 of ERISA) by the Borrower or any ERISA Affiliate from a Multiemployer Plan or receipt by the Borrower or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization (within the meaning of Section 4241 of ERISA); (d) the filing of a notice by the Plan administrator of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate under Section 4042 of ERISA a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA (other than for PBGC premiums due but not delinquent under Section 4007 of ERISA) upon the Borrower or any ERISA Affiliate.

“Event of Default” has the meaning specified in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Indebtedness” has the meaning set forth in Section 4.01(d).

“Extended Maturity Date” has the meaning specified in the definition of “Maturity Date.”

“Extension Effective Date” has the meaning set forth in Section 2.12(a).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded, if necessary, to the nearest 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” has the meaning set forth in Section 10.07(g).

“Funding Date” means the date that all conditions precedent in Section 4.02 are satisfied or waived in accordance with Section 10.01 and the Borrower makes a Borrowing.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e) indebtedness (excluding prepaid interest thereon) secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on property owned or being acquired by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) capital leases and Synthetic Lease Obligations;

(g) the amount of deferred revenue attributed to any forward sale of production for which such Person has received payment in advance other than on ordinary trade terms;

(h) all obligations or undertakings of such Person with respect to payments received by such Person in consideration of oil, gas, or other minerals yet to be acquired or produced at the time of payment (including obligations under “take-or-pay” contracts, contracts to deliver oil, gas or other minerals in return for payments already received and the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment) or with respect to other obligations to deliver goods or services in consideration of advance payments therefore; and

(i) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes. As used in this definition, “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.01(e)(ii), and (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.15), any United States withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 3.01(e)(ii), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a)(ii). As used in this definition, “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Indenture” means the Indenture dated as of March 1, 2001 by and among the Borrower and Wells Fargo Bank, N.A., as successor trustee, together with each officer’s certificate under which the Subject Notes were issued.

“Initial Maturity Date” has the meaning specified in the definition of “Maturity Date”.

“Interest Payment Date” means (a) as to any LIBO Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date

“Interest Period” means, as to each LIBO Rate Loan, the period commencing on the date such LIBO Rate Loan is converted to or continued as a LIBO Rate Loan and ending on the date (a) one, two, three or six months thereafter, or (b) subject to availability to and in the sole discretion of the Administrative Agent, one, two or three weeks thereafter, in any case as selected by the Borrower in its Loan Notice; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date.

“Internal Wexpro Spin” has the meaning specified in the recitals hereto.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Grade Date” means the first date upon which the Borrower receives the following Debt Rating: (i) at least one Debt Rating of BBB- or better from S&P or Baa3 or better from Moody’s, and (ii) a second Debt Rating of at least BB+ from S&P or Ba1 from Moody’s, as applicable, in each case, without negative outlook or negative watch.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” means the Persons listed on Schedule 2.01 hereto and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceased to be a party hereto pursuant to an Assignment and Assumption.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“LIBO Rate” means, for any Interest Period, the rate per annum determined by the Administrative Agent to be the arithmetic mean of the offered rates for deposits in Dollars with a term comparable to such Interest Period that is equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 A.M., London, England time, on the second full Business Day preceding the first day of such Interest Period; provided, however, that (i) if no comparable term for an Interest Period is available, the LIBO Rate shall be determined using the weighted average of the offered rates for the two terms most nearly corresponding to such Interest Period and (ii) if such rate is not available at such time for any reason, “LIBO Rate” shall mean, with respect to each day during each Interest Period pertaining to the Borrowing, the rate per annum equal to the rate at which the Administrative Agent is offered deposits in Dollars at approximately 11:00 A.M., London, England time, two Business Days prior to the first day of such Interest Period in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to its portion of the amount of such Borrowing to be outstanding during such Interest Period.

“LIBO Rate Loan” means a Loan that bears interest at a rate based on the LIBO Rate.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” has the meaning specified in Section 2.01.

“Loan Documents” means this Agreement, each Note and the Engagement and Fee Letter.

“Loan Notice” means a written notice of (a) a conversion of Loans from one Type to the other, or (b) a continuation or election of an Interest Period with respect to LIBO Rate Loans, pursuant to Section 2.02(c), which shall be substantially in the form of Exhibit B or any other form approved by the Administrative Agent.

“Loan Parties” means the Borrower.

“Material Adverse Effect” means a material and adverse effect upon (a) the Transactions, (b) the property, assets, business, operations, liabilities or condition (financial or otherwise) of the Borrower and its Restricted Subsidiaries taken as a whole since December 31, 2009 or (c) the rights or remedies of the Lenders or the ability of the Borrower and its Restricted Subsidiaries to perform their obligations to the Lenders under this Agreement.

“Maturity Date” means (i) if the maturity has not been extended in accordance with Section 2.12, the date that is 364 days after the Funding Date; provided that, if such date shall not be a Business Day, the Maturity Date shall be the immediately preceding Business Day (the “Initial Maturity Date”) or (ii) if the Initial Maturity Date has been extended in accordance with Section 2.12, the date that is 364 days after the Initial Maturity Date; provided that, if such date shall not be a Business Day, the Maturity Date shall be the immediately preceding Business Day (the “Extended Maturity Date”).

“Midstream Assets” means all of the gas gathering, processing, treatment, compression, trunk lines and associated equipment owned by the Midstream Subsidiaries and their respective Restricted Subsidiaries.

“Midstream Services” means the provision of gathering, transporting, terminalling, treating, storing, and processing hydrocarbons and other similar activities.

“Midstream Subsidiaries” means, collectively, QEP Field Services and any other Subsidiary of the Borrower that the Borrower, with the approval of the Administrative Agent, designates as a Midstream Subsidiary, in each case for so long as such Subsidiary is engaged solely in the business of providing Midstream Services and its assets are comprised only of Midstream Assets and assets related and incidental thereto.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means:

(a) with respect to any incurrence or issuance of any Indebtedness, or the sale or issuance of any Equity Interests, all cash or cash equivalents received by the Borrower or any of its Restricted Subsidiaries after payment of all reasonable attorneys’, accountants’, consultants’ and financial advisors’ fees and usual and customary underwriting commissions, closing costs, and other reasonable expenses associated therewith; and

(b) with respect to any Disposition, all cash or cash equivalents (including any cash received by way of deferred payment pursuant to a promissory note or otherwise, as and when received) received by the Borrower or any of its Restricted Subsidiaries in connection with and as consideration therefor, on or after the date of consummation of such transaction, after deduction of (i) income taxes payable in connection with or as a result of such transaction, (ii) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents) and (iii) payment of all usual and customary brokerage commissions and all other reasonable fees and expenses related to such transaction (including, without limitation, reasonable attorneys’, accountants’, consultants’ and financial advisors’ fees, costs incurred in connection with environmental reviews and inspections, and closing costs incurred in connection with such transaction).

Notwithstanding the foregoing, “Net Cash Proceeds” shall exclude proceeds from the settlement of Swap Contracts at termination in the ordinary course of business.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing the Loan made by such Lender, substantially in the form of Exhibit D.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of the Borrower arising under any Loan Document, whether such Obligations are direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue under the Loan Documents after the commencement by or against the Borrower of any proceeding under any Debtor Relief Laws naming the Borrower as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“oil and gas properties” means fee, leasehold or other interests in or under mineral estates or oil, gas and other liquid or gaseous hydrocarbon leases, including, without limitation, overriding royalty and royalty interests, leasehold estate interests, net profits interests, production payment interests and mineral fee interests, together with contracts executed in connection therewith and all tenements, hereditaments, appurtenances and properties, real or personal, appertaining, belonging, affixed or incidental thereto.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any prepayments or repayments of Loans, as the case may be, occurring on such date.

“Parent” has the meaning specified in the recitals hereto.

“Participant” has the meaning specified in Section 10.07(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Liens” means:

(a) operators’ liens under customary operating agreements, liens arising under gas transportation and purchase agreements on the gas being transported or processed which secure related gas transportation and processing fees only, statutory Liens for taxes, assessments and governmental charges, statutory mechanics’, materialmen’s, carriers’, workman’s and warehousemen’s Liens, and other similar statutory Liens, provided that in each case under this subparagraph (a), such Liens secure only indebtedness, liabilities and obligations which are not delinquent for a period of more than 30 days or which are being contested by appropriate proceedings and for which adequate reserves are provided on the books of the contesting Loan Party;

(b) Liens on oil and gas properties which arise in the ordinary course of business under joint operating agreements or farm-out agreements that are entered into by the Loan Parties in the ordinary course of their business; provided that such Liens are in each case limited to the properties that are the subject of the relevant agreement and do not secure debt for borrowed money;

(c) Liens on oil and gas properties which do not have developed reserves (producing or non-producing) properly attributable thereto;

(d) Liens on the Loan Parties’ office facilities;

(e) Liens on property securing non-recourse Indebtedness of Restricted Subsidiaries permitted pursuant to Section 7.01(d) which is acquired with proceeds or developed with proceeds of such non-recourse Indebtedness;

(f) Liens to secure the Obligations;

(g) Liens of the type described in clause (ii) of the definition of Acquired Debt securing Acquired Debt (owed by Restricted Subsidiaries) of the type described in such clause; provided that such Acquired Debt meets the requirements of Section 7.01(e);

(h) Liens on cash or cash equivalents securing obligations of the Loan Parties under Swap Contracts in an aggregate amount not to exceed the limitation set forth in Section 7.10(i)(B);

(i) pledges of cash and cash equivalents incurred or deposits made to secure obligations (other than Indebtedness) under workers’ compensation laws or similar legislation or to secure public or statutory obligations, in each case in the ordinary course of business;

(j) encumbrances consisting of easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any property of any Loan Party for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines that do not secure Indebtedness or other monetary obligations and, in the aggregate, are not substantial in amount and do not materially impair the use of such property by any Loan Party in the operation of its business and which do not in any case materially detract from the value of the property subject thereto or would be violated in any material respect by existing or proposed operations of any Loan Party;

(k) deposits made in the ordinary course of business to secure the performance of bids, trade contracts (other than for debt for borrowed money) leases (other than Indebtedness) and surety bonds;

(l) Liens securing Indebtedness of the Borrower, or of a Restricted Subsidiary incurred pursuant to Section 7.01(h), to finance the acquisition, construction or improvement of fixed or capital assets, provided that (i) such Liens and the Indebtedness secured thereby shall be created substantially simultaneously with the acquisition, construction or improvement of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (iii) the amount of Indebtedness initially secured thereby is not more than 100% of the purchase price or cost of construction or improvement of such fixed or capital asset;

(m) the interest or title of a lessor under any lease entered into by any Loan Party in the ordinary course of its business and covering only the assets so leased;

(n) Liens not securing Indebtedness arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the FRB and no such deposit account is intended by any Loan Party to provide collateral to the depository institution; and

(o) Liens not otherwise permitted so long as the aggregate outstanding principal amount of the obligations secured thereby does not exceed (as to all Loan Parties) $10,000,000 at any time;

provided that nothing in this definition shall in and of itself constitute or be deemed to constitute an agreement or acknowledgment by the Administrative Agent or any Lender that the Indebtedness subject to or secured by any such Permitted Lien ranks (apart from the effect of any Lien included in or inherent in any such Permitted Liens) in priority to the Obligations.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Present Value” means the net present value of projected future cash flows from proved reserves owned by the Borrower and its Restricted Subsidiaries based upon the most recently delivered Reserve Report (using the customary discount rate (which shall be, in the case of the Initial Present Value (defined below), 9%) and commodity price deck utilized in calculating “Present Value” pursuant to the Amended Revolving Credit Facility and giving effect to the Borrower’s hedging arrangements). For purposes of calculating the Present Value, a maximum of 35% of the Present Value will be included from proved reserves that are not proved developed producing reserves and a maximum of 20% of the Present Value will be included from reserves located in countries other than the United States and Canada. If, during any period between the December 31 (or January 1, if Reserve Reports are dated as of January 1) effective dates of Reserve Reports, the aggregate fair market value, in the reasonable opinion of the Borrower, of oil and gas properties disposed of or purchased by the Borrower and the Restricted Subsidiaries shall exceed $250,000,000, then the Present Value for such period shall be reduced or increased, as the case may be, from time to time, by an amount equal to the value assigned such oil and gas properties in the most recent calculation of the Present Value for such period (or if no value was assigned, by an amount agreed to by the Borrower and the Administrative Agent). The Present Value shall reflect the deferred revenue with respect to production payments included in Consolidated Funded Debt, at a value that is equal to the amount of deferred revenues so included in Consolidated Funded Debt. Until redetermined in connection with the Reserve Report dated as of December 31, 2010 or January 1, 2011, as applicable, delivered pursuant to Section 6.15, the Present Value shall be $4,657,660,000 (the “Initial Present Value”).

“Priority Debt” means, at any time, the sum of (without duplication) (i) Indebtedness of Restricted Subsidiaries of the type permitted by Sections 7.01(d), 7.01(e), 7.01(g) or 7.01(h); (ii) Indebtedness of the Borrower secured by Permitted Liens of the type described in clauses (c), (e), (g), (l) or (o) of the definition of “Permitted Liens”; and (iii) Indebtedness of the Borrower and Restricted Subsidiaries owed to any depository institution that has a right of set off or similar right of remedy on deposits or other funds of the Borrower or its Restricted Subsidiaries of the type permitted by clause (n) of the definition of Permitted Liens (other than Indebtedness under this Agreement owed to a Lender), provided that the amount of such Indebtedness owed to a depository institution that constitutes “Priority Debt” shall not be greater than the amount of such deposits and other funds maintained with such depository institution.

“Pro Rata Share” means, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitment of such Lender at such time and the denominator of which is the amount of the Aggregate Commitments at such time; provided that if the commitment of each Lender to make Loans have been terminated pursuant to Section 8.02, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof. The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Register” has the meaning specified in Section 10.07(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Maturity Date Extension” means a notice in the form of Exhibit C hereto.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Loans has been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than 50% of the Total Outstandings; provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Reserve Report” means a report prepared as of December 31 or January 1 of each year by the Borrower and its Restricted Subsidiaries with respect to the oil and gas properties of the Borrower and the Restricted Subsidiaries with at least 80% of the Present Value of such oil and gas properties audited by an independent engineering firm selected by the Borrower and reasonably acceptable to the Administrative Agent.

“Responsible Officer” means the chairman of the board, chief executive officer, president, chief financial officer, or vice president and controller of the Borrower. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other equity interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other equity interest or of any option, warrant or other right to acquire any such capital stock or other equity interest.

“Restricted Subsidiary” means any Subsidiary of the Borrower that is not an Unrestricted Subsidiary.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Shareholders’ Equity” means the remainder of (i) the Borrower’s assets on a consolidated basis minus (ii) the sum of (x) the Borrower’s liabilities on a consolidated basis (such assets and liabilities to be calculated excluding unrealized non-cash gains or losses resulting from “mark-to-market” adjustments pursuant to FAS 133) plus (y) all treasury stock of the Borrower and its Subsidiaries.

“Spin Off” has the meaning specified in the recitals hereto.

“Spin Off Agreements” has the meaning specified in Section 4.01(a)(ii).

“Spin Off Date” means the date on which the Spin Off is consummated.

“Subject Notes” means the debt securities described on Schedule 1.01 hereto.

“Subject Notes Change of Control Offer” has the meaning specified in the recitals hereto.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Syndication Agents” means Bank of America, N.A. and BMO Capital Markets Financing, Inc. in their capacity as co-syndication agents.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans.

“Transactions” has the meaning specified in the recitals hereto.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a LIBO Rate Loan.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Subsidiary” means any Person in which the Borrower does not presently own an interest (directly or indirectly) which hereafter becomes a Subsidiary of the Borrower and which, within 90 days thereafter, is designated as an Unrestricted Subsidiary by the Borrower by notice given to the Administrative Agent; provided that the Borrower may not designate as an Unrestricted Subsidiary any Subsidiary in which it has made an Investment of more than $25,000,000 (directly or indirectly) by any means other than newly issued stock or treasury stock of the Borrower, which may be used to make an Investment in Unrestricted Subsidiaries without limit; and provided further that in the event the book value of the assets of any Unrestricted Subsidiary at any time exceeds $25,000,000, such Subsidiary shall cease to be an Unrestricted Subsidiary and shall automatically become a Restricted Subsidiary.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (1) The words “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(2) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(3) The term “including” is by way of example and not limitation.

(4) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

1.07 Oil and Gas Definitions. For purposes of this Agreement, the terms “proved reserves” and “proved developed producing reserves,” whether or not such terms are capitalized, have the meaning given such terms from time to time and at the time in question by the Society of Petroleum Engineers of the American Institute of Mining Engineers. The terms “proved oil or gas reserves” and “proved reserves of oil, gas or other liquid or gaseous hydrocarbons” shall have the same meaning as “proved reserves.”

ARTICLE II.

COMMITMENTS

2.01 Loans. Subject to the terms and conditions set forth herein, each Lender agrees to make a single loan in Dollars to the Borrower on the Funding Date (each such loan, a “Loan”) in principal amount not to exceed such Lender’s Commitment. Once repaid or prepaid, Loans may not be reborrowed. Any portion of the Commitments not utilized by the Borrower on the Funding Date shall be automatically and permanently terminated. Loans will initially be Base Rate Loans and may, thereafter, be Base Rate Loans or LIBO Rate Loans, as further provided herein.

2.02 Borrowing, Conversions and Continuations of Loans.

(a) Request for Borrowing. To request the Borrowing, the Borrower shall notify the Administrative Agent of such request in writing not later than 11:00 A.M. (New York City time) on the requested date of the proposed Borrowing(which shall be a Business Day). The Administrative Agent shall give to each Lender prompt notice thereof on the same Business Day by facsimile transmission or electronic messaging system. Such Borrowing Request shall be irrevocable and shall specify the following: (A) the requested date of the proposed Borrowing (which shall be a Business Day), (B) the aggregate amount of the Borrowing, (C) that such Loan shall be a Base Rate Loan, and (D) the location and number of the Borrower’s account to which funds are to be disbursed.

(b) Funding of the Borrowing. Each Lender shall, before 1:00 p.m. (New York City time) on the date of the Borrowing, make available to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of the Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article IV, the Administrative Agent will make such funds available to the Borrower by (A) promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained on the books and records of the Administrative Agent, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower in the Borrowing Request, or (B) wire transfer of such funds.

(c) Conversion, Continuation and Interest Periods. Each conversion of Loans from one Type to the other and each continuation of LIBO Rate Loans shall be made upon the Borrower’s irrevocable written notice to the Administrative Agent. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (New York City time) three Business Days prior to the requested date of conversion to or continuation of LIBO Rate Loans or of any conversion of LIBO Rate Loans to Base Rate Loans, provided, however, that if the Borrower wishes to request LIBO Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 10:00 a.m. three Business Days prior to the requested date of such conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 11:00 a.m., three Business Days before the requested date of such conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all of the Lenders. Each conversion to or continuation of LIBO Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a conversion of Loans from one Type to the other or a continuation of LIBO Rate Loans, (ii) the requested date of the conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be converted or continued, (iv) the Type of Loans to which existing Loans are to be converted, and (v) if applicable, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.” If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBO Rate Loans. If the Borrower requests a conversion to or continuation of LIBO Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. If no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described above.

(d) Except as otherwise provided herein, a LIBO Rate Loan may be continued or converted only on the last day of an Interest Period for such LIBO Rate Loan. During the existence of a Default, no Loans may be converted to or continued as LIBO Rate Loans without the consent of the Required Lenders.

(e) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for LIBO Rate Loans upon determination of such interest rate. The determination of the LIBO Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Administrative Agent’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(f) After giving effect to the Borrowing, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to Loans.

2.03 Voluntary Prepayments. The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of LIBO Rate Loans and (B) one Business Day prior to any date of prepayment of Base Rate Loans; (ii) any prepayment of LIBO Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof, or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Pro Rata Shares.

2.04 Mandatory Prepayments.

(a) (i) Substantially simultaneously with (and in any event no later than three Business Days following) the receipt by the Borrower or any Restricted Subsidiary of Net Cash Proceeds from any Disposition on or after the Closing Date, the Borrower shall pay an amount equal to the amount of Net Cash Proceeds received by the Borrower or any of its Subsidiaries in such Disposition (x) to the extent such Disposition occurs prior to the Funding Date, to reduce the Aggregate Commitment or (y) to the extent such Disposition occurs after the Funding Date, to prepay outstanding Loans; provided that no such prepayment shall be required to the extent Net Cash Proceeds of all Dispositions occurring after the Closing Date are less than $25,000,000.

(ii) Substantially simultaneously with (and in any event no later than three Business Days following) the receipt by the Borrower of Net Cash Proceeds from any sale of Equity Interests of the Borrower on or after the Closing Date, the Borrower shall apply an amount equal to the amount of such Net Cash Proceeds (x) to the extent such sale occurs prior to the Funding Date, to reduce the Aggregate Commitment or (y) to the extent such sale occurs after the Funding Date, to prepay outstanding Loans.

(iii) Substantially simultaneously with (and in any event no later than three Business Days following) the receipt by the Borrower or any of its Subsidiaries of Net Cash Proceeds from the issuance or incurrence of Indebtedness on or after the Closing Date other than (i) Indebtedness incurred under the Amended Revolving Credit Facility (as in effect on the date hereof), (ii) Indebtedness incurred pursuant to Sections 7.01(a) through 7.01(h), (iii) Indebtedness owed by the Borrower to any Restricted Subsidiary and (iv) other Indebtedness if the aggregate principal amount of all such other Indebtedness incurred since the Closing Date does not exceed $10,000,000, the Borrower shall apply an amount equal to the amount of such Net Cash Proceeds (x) to the extent such issuance or incurrence of Indebtedness occurs prior to the Funding Date, to reduce the Aggregate Commitment or (y) to the extent such issuance or incurrence of Indebtedness occurs after the Funding Date, to prepay outstanding Loans.

(iv) Mandatory prepayments pursuant to this Section 2.04(a) shall be made upon notice to the Administrative Agent not later than 11:00 a.m. (New York City time) (A) three Business Days prior to the applicable mandatory prepayment of LIBO Rate Loans and (B) one Business Day prior to the applicable mandatory prepayment of Base Rate Loans. Each such notice shall specify the proposed date and aggregate principal amount applicable mandatory prepayment and the Type(s) of Loans to be prepaid. Upon receipt of a notice of a mandatory prepayment pursuant to this clause (iv), the Administrative Agent shall promptly notify each Lender of the contents thereof on the same Business Day and of such Lender’s ratable share of such mandatory prepayment and such notice shall not thereafter be revocable. Each such mandatory prepayment shall be applied to the Loans of the Lenders in accordance with their respective Pro Rata Shares.

(b) (i) In the event of any Change of Control, each Lender shall have the right, at such Lender’s option, to require the Borrower, and the Borrower must offer to, prepay the outstanding principal amount of each Lender’s Loans, together with accrued and unpaid interest thereon, pursuant to a change of control offer on the date (the “Change of Control Payment Date”) which is no less than ten Business Days and no more than 25 Business Days after the date the Change of Control Notice (as defined below) is mailed or required to be mailed (or sent by overnight courier) (or such later date as is required by applicable law).

(ii) The Borrower shall send, by first-class mail, postage prepaid (or by pre-paid overnight courier), to the Administrative Agent, within ten Business Days after the occurrence of each Change of Control, a notice of the occurrence of such Change of Control (the “Change of Control Notice”), specifying a date by which a Lender must notify the Borrower of such Lender’s intention to exercise the prepayment right hereunder and describing the procedure that such Lender must follow to exercise such right.

(iii) Each Change of Control Notice shall state:

(A) that a Change of Control has occurred, that each Lender has the right to require the Borrowers to prepay the outstanding principal amount of the Loans plus accrued and unpaid interest thereon to the date of prepayment and that the change of control offer is being made pursuant to this Section 2.04(b);

(B) the Change of Control Payment Date; and

(C) the circumstances and relevant facts regarding such Change of Control, including the identity of the purchaser and pro forma financial information.

On or before the applicable Change of Control Payment Date, the Borrower shall pay to the Administrative Agent funds sufficient to prepay all Loans required to be prepaid under this clause (b), and upon receipt of such funds, the Administrative Agent shall promptly thereafter distribute such funds ratably to the respective applicable Lenders.

(c) All mandatory prepayments pursuant to this Section 2.04 shall be accompanied by interest on the principal amount prepaid accrued to the date of such mandatory prepayment.

2.05 Repayment of Loans. The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Loans outstanding on such date.

2.06 Interest.

(a) Subject to the provisions of subsection (b) below, (i) each LIBO Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the LIBO Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus to Applicable Rate. The interest rates provided under subsections (i) and (ii) of this Section 2.06(a) shall automatically increase by 0.50% per annum on the 90th day after the Funding Date, and by 0.50% on each 90th day thereafter until the 361st day after the Funding Date; provided, however, that such interest rate shall increase by an additional 0.50% on the first anniversary of the Funding Date if the Maturity Date shall have been extended beyond such date in accordance with Section 2.12.

(b) Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(c) Interest on the Loans shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.07 Fees.

(a) Duration Fee. If the Loans have not been repaid in full in cash on or prior to:

(i) the 180th day after the Funding Date, a fully earned and non–refundable duration fee equal to 0.75% of the aggregate principal amount of Loans then outstanding shall be due and payable for the ratable benefit of each Lender; and

(ii) the 270th day after the Funding Date, a fully earned and non–refundable duration fee equal to 0.75% of the aggregate principal amount of Loans then outstanding shall be due and payable in full on such date for the ratable benefit of each Lender.

(b) Extension Fee. The Borrower agrees to pay to the Administrative Agent, for the account of each Lender, an extension fee equal to 1.00% of the total principal amount of Loans extended in accordance with Section 2.12. The extension fee shall be payable to each Lender on the Extension Effective Date in proportion to the amount extended by such Lender on the Extension Effective Date.

(c) Other Fees.

(i) The Borrower shall pay to the Administrative Agent for its own account such fees as may from time to time be agreed in writing by Borrower and Administrative Agent.

(ii) The Borrower shall pay to the initial Lenders such fees in the amounts and at the times specified in the Engagement and Fee Letter as shall have been separately agreed upon in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever, except as otherwise agreed in writing among the initial Lenders and the Borrower.

2.08 Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by the Administrative Agent’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.09 Evidence of Debt. The Loan made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loan in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loan and payments with respect thereto.

2.10 Payments Generally.

(a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 P.M. (New York City time) on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 P.M. (New York City time) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c) (i) Unless the Administrative Agent shall have received notice from a Lender prior to 12:00 noon on the proposed date of the Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with and at the time required by Section 2.02 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Federal Funds Rate plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Rate.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

(d) If any Lender makes available to the Administrative Agent funds for the Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) The failure of any Lender to make its Loan, to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or it will obtain the funds for any Loan in any particular place or manner.

2.11 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on the Loan made by it, held by it resulting in such Lender’s receiving payment of a proportion of the amount of such Loan or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loan, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in its Loan to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

2.12 Extension of Maturity Date.

(a) No less than ten days prior to the Maturity Date, the Borrower may, upon notice to the Administrative Agent, request a 364 day extension of the Maturity Date. The Administrative Agent shall promptly notify the Lenders of such Request for Maturity Date Extension and the Maturity Date shall be extended to the date which is 364 days after the Initial Maturity Date, effective as of the date the Administrative Agent has received the documents required to be delivered by Section 2.12(b) (the “Extension Effective Date”). The Administrative Agent and the Borrower shall promptly confirm to the Lenders such extension and the Extension Effective Date.

(b) Notwithstanding the foregoing, the extension of the Maturity Date pursuant to this Section shall not be effective with respect to any Lender unless:

(i) on the Extension Effective Date no Default shall have occurred and be continuing, and no Default shall occur, as a result of such extension;

(ii) on and as of the Extension Effective Date the representations and warranties contained in Article V of this Agreement are true and correct as though made on and as of the Extension Effective Date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

(iii) all necessary governmental and material third party approvals and/or consents in connection with the transactions contemplated by this Agreement shall have been obtained and remain in effect and all applicable waiting periods shall have expired without any action being taken by any competent authority which restrains, prevents, or imposes materially adverse conditions upon the transactions contemplated by this Agreement, or otherwise referred to herein;

(iv) there shall not exist any judgment, order, injunction or other restraint prohibiting or imposing materially adverse conditions upon the transactions contemplated by this Agreement;

(v) all costs, fees, expenses (including, without limitation, reasonable legal fees and expenses) and other compensation contemplated hereby, payable to each Agent and the Lenders or otherwise payable in respect of the Transactions shall have been paid to the extent due and properly invoiced;

(vi) there shall be no conflict with, or default under, any material agreement of Borrower or any of its Restricted Subsidiaries, subject to such exceptions as may be agreed upon;

(vii) the Borrower shall deliver to the Administrative Agent (A) copies of corporate resolutions certified by the Secretary or Assistant Secretary of the Borrower, or such other evidence as may be satisfactory to the Administrative Agent, demonstrating that the extension of the Maturity Date pursuant to this Section has been duly authorized by all necessary corporate action and (B) a certificate signed by a Responsible Officer dated as of the Extension Effective Date certifying that the conditions in subsections (i), (ii), (iii), (iv) and (vi) of this Section 2.12(b) have been satisfied; and

(viii) the Borrower shall deliver to the Administrative Agent an opinion of counsel addressing such matters relating to such extension as the Administrative Agent may reasonably request.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require the Borrower or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the Borrower or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If the Borrower or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative

Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or a Lender receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.

(c) Tax Indemnifications.

(i) Without limiting the provisions of subsection (a) or (b) above, the Borrower shall, and does hereby, indemnify the Administrative Agent, and each Lender, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Borrower or the Administrative Agent or paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The Borrower shall also, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this subsection. A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(ii) Without limiting the provisions of subsection (a) or (b) above, each Lender shall, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by any Governmental Authority as a result of the failure by such Lender to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender, to the Borrower or the Administrative Agent pursuant to subsection (e). Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(iii) The agreements in clauses (i) and (ii) of this Section 3.01(c) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other Obligations.

(d) Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation.

(i) Each Lender shall deliver to the Borrower and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Administrative

Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

(ii) Without limiting the generality of the foregoing, if the Borrower is a resident for tax purposes in the United States,

(A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(B) each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(I) executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(II) executed originals of Internal Revenue Service Form W-8ECI,

(III) executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,

(IV) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) executed originals of Internal Revenue Service Form W-8BEN, or

(V) executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iii) Each Lender shall promptly (A) notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the redesignation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such

Lender. If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agents or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund on the Funding Date the Loan, or to determine or charge interest rates based upon the LIBO Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to continue LIBO Rate Loans or to convert Base Rate Loans to LIBO Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all LIBO Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBO Rate Loan to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBO Rate Loan. Upon any such prepayment the Borrower shall also pay accrued interest on the amount so prepaid. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

3.03 Inability to Determine Rates

If the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the LIBO Rate for any requested Interest Period with respect to a proposed LIBO Rate Loan, or that the LIBO Rate for any requested Interest Period with respect to a proposed LIBO Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain LIBO Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a conversion to or continuation of LIBO Rate Loans.

3.04 Increased Cost and Reduced Return; Capital Adequacy; Reserves on Loans.

(a) If any Lender determines that as a result of the introduction of or any change in or in the interpretation of any Law, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of maintaining LIBO Rate Loans or a reduction in the amount received or receivable by such Lender in connection with the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.01 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or has its Lending Office, and (iii) reserve requirements contemplated by Section 3.04(c)), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b) If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

(c) The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each LIBO Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan; provided the Borrower shall have received at least 15 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 15 days from receipt of such notice.

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, payment or prepayment of any Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay or continue any Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a LIBO Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.15;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05 each Lender shall be deemed to have funded each LIBO Rate Loan made by it at the LIBO Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such LIBO Rate Loan was in fact so funded.

3.06 Matters Applicable to All Requests for Compensation.

(a) A certificate of the Administrative Agent or any Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.

(b) Upon any Lender’s making a claim for compensation under Section 3.01 or 3.04 or if the Borrower is required to pay any amount for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.15.

3.07 Survival. All of the Borrower’s obligations under this Article III shall survive termination of this Agreement, repayment of the Loans and repayment of all other Obligations hereunder.

ARTICLE IV.

CONDITIONS PRECEDENT TO CLOSING DATE AND FUNDING DATE

4.01 Conditions Precedent to Closing Date. This Agreement shall be effective on the date (the “Closing Date”) on which the following conditions precedent shall have been satisfied or waived:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the Borrower and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i) executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

(ii) executed copies of the definitive agreements relating to the Internal Wexpro Spin and the Spin Off (including, but not limited to, all schedules and exhibits thereto) (collectively, the “Spin Off Agreements”) in the forms previously approved by the Agents;

(iii) a copy of the Amended Revolving Credit Facility entered into and effective on even date herewith;

(iv) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Borrower as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents;

(v) solvency certificates, in form and substance reasonably satisfactory to the Agents, from the chief financial officers of Parent and Borrower;

(vi) pro forma consolidated balance sheet and statement of income of Borrower and its subsidiaries and a pro forma consolidated statement of income of the Borrower for the year ended December 31, 2009 and three month period ended March 31, 2010 prepared after giving effect to the Transactions, as if the Transactions had occurred at the beginning of such period;

(vii) all agreements relating to, and the corporate and capital structure of, the Borrower and its subsidiaries, and all organizational documents of the Borrower and its subsidiaries, in each case as the same will exist after giving effect to the consummation of the Transactions on or prior to the Spin Off Date;

(viii) such documents and certifications as the Administrative Agent may reasonably require to evidence that the Borrower is validly existing and in good standing in the jurisdiction of its incorporation;

(ix) all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act;

(x) a favorable opinion of Latham & Watkins LLP to be addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit G and such other matters concerning the Borrower and the Loan Documents as the Required Lenders may reasonably request;

(xi) a certificate of a Responsible Officer of the Borrower either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(xii) a certificate signed by a Responsible Officer of the Borrower certifying that the conditions specified in Sections 4.02(a) and 4.02(b) have been satisfied; and

(xiii) such other assurances, certificates, documents, consents or opinions as the Administrative Agent or the Required Lenders reasonably may require.

(b) The Internal Wexpro Spin and the Spin Off shall be consummated on the date hereof in accordance with the terms of the Spin Off Agreements, without giving effect to any waiver, consent or other modification, alteration, amendment or change thereof that is materially adverse to the Agents without the consent of the Arrangers;

(c) The Administrative Agent shall be reasonably satisfied with the Borrower’s available liquidity after giving effect to the Transactions, including the Borrower’s ability to fund up to $650 million of the purchase price for Subject Notes that may be accepted for payment pursuant to the Subject Notes Change of Control Offer.

(d) The Administrative Agent shall have received all costs, fees, expenses and other amounts due and payable to each Agent and Lender on or prior to the Spin Off Date, including, to the extent invoiced, reimbursement or payment of all expenses (including, without limitation, Attorney Costs) required to be reimbursed or paid by the Borrower.

(e) After giving effect to the consummation of the Spin Off, the Borrower and its Subsidiaries shall have no outstanding preferred equity or Indebtedness (excluding intercompany Indebtedness) for borrowed money, except for Indebtedness incurred pursuant to (i) the Subject Notes, (ii) the Amended Revolving Credit Facility and (iii) other existing Indebtedness and disclosed contingent liabilities, if any, as shall be permitted by the Agents (the “Existing Indebtedness”).

(f) The Borrower shall have received the Equity Contribution.

(g) After giving effect to the Transactions, there shall be no conflict with, or default under, any material agreement of Parent or the Borrower or any of their respective subsidiaries (including any such agreements (i) entered into pursuant to the Transactions and (ii) in respect of Existing Indebtedness), except for such conflicts or defaults as would not reasonably be expected to have a Material Adverse Effect or imposing materially adverse conditions upon any of the Transactions.

(h) All necessary governmental (domestic and foreign) and material third party approvals and/or consents in connection with the Transactions shall have been obtained and remain in effect, and all applicable waiting periods shall have expired without any action being taken by any authority having jurisdiction which restrains, prevents, or imposes materially adverse conditions upon, the consummation of the Transactions. Additionally, there shall not exist any judgment, order, injunction or other restraint prohibiting or imposing materially adverse conditions upon any of the Transactions.

(i) No litigation by any entity (private or governmental) shall be pending or threatened with respect to the Transactions, and which has had, or could reasonably be expected to have, a Material Adverse Effect.

(j) As of the Spin Off Date, the representations and warranties of the Borrower contained in Article V shall be true and correct in all material respects on and as of the Spin Off Date (except that such representations and warranties that specifically refer to a prior given date or period shall be required to be true and correct in all material respects as of the respective date or for the respective period, as the case may be), before and after giving effect to the Transactions, as though made on and as of the Spin Off Date.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02 Conditions Precedent to Borrowing. The obligation of each Lender to provide Loans on the Funding Date is subject to satisfaction or waiver of the following conditions precedent as of the Funding Date:

(a) the Subject Notes Change of Control Offer shall have been made in a manner consistent with the Indenture and all applicable laws (including the Exchange Act and rules and regulations promulgated thereunder);

(b) no Default or Event of Default under this Agreement shall have occurred and be continuing;

(c) the Borrower shall have delivered to the Administrative Agent the Borrowing Request in accordance with Section 2.02(a);

(d) all necessary governmental and material third party approvals and/or consents in connection with the Subject Notes Change of Control Offer and the transactions contemplated by this Agreement shall have been obtained and remain in effect;

(e) there shall not exist any judgment, order, injunction or other restraint prohibiting or imposing materially adverse conditions upon the Subject Notes Change of Control Offer or the transactions contemplated by this Agreement;

(f) the Administrative Agent shall have received all fees, costs, expenses and other amounts due and payable to each Agent and Lender or otherwise payable in respect of the Transactions, including, to the extent invoiced, reimbursement or payment of all expenses (including, without limitation, Attorney Costs) required to be paid by the Borrower;

(g) the Funding Date shall have occurred not more than 75 days following the Spin Off Date;

(h) the representations and warranties of the Borrower contained in Sections 5.01, 5.02, 5.03, 5.04, 5.05, 5.15, 5.16, 5.17, 5.18, 5.19 and 5.20 shall be true and correct in all material respects as of the Funding Date (except that such representations and warranties that specifically refer to a prior given date or period shall be required to be true and correct in all material respects as of the respective date or for the respective period); and

(i) the representations and warranties of the Borrower contained in Article V made on and as of the Spin Off Date were true and correct in all material respects on and as of the Spin Off Date.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

To confirm each Lender’s understanding concerning Loan Parties and Loan Parties’ businesses, properties and obligations and to induce each Lender to enter into this Agreement and to extend credit hereunder, the Borrower represents and warrants to the Administrative Agent and each Lender that:

5.01 No Default. No event has occurred and is continuing which constitutes a Default.

5.02 Organization and Good Standing. Each Loan Party is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, having all powers required to carry on its business and enter into and carry out the transactions contemplated hereby. Each Loan Party is duly qualified, in good standing, and authorized to do business in all other jurisdictions within the United States wherein the character of the properties owned or held by it or the nature of the business transacted by it makes such qualification necessary, except as would not, individually or in the aggregate, have a Material Adverse Effect. Each Loan Party has taken all actions and procedures customarily taken in order to enter, for the purpose of conducting business or owning property, each jurisdiction outside the United States wherein the character of the properties owned or held by it or the nature of the business transacted by it makes such actions and procedures desirable, except as would not, individually or in the aggregate, have a Material Adverse Effect.

5.03 Authorization. The Borrower has duly taken all action necessary to authorize the execution and delivery by it of the Loan Documents and to authorize the consummation of the transactions contemplated thereby and the performance of its obligations thereunder. The Borrower is duly authorized to borrow funds hereunder.

5.04 No Conflicts or Consents. The execution and delivery by the Borrower of the Loan Documents, the performance of its obligations under such Loan Documents, and the consummation of the transactions contemplated by the various Loan Documents, do not and will not (a) conflict with any provision of (i) any Law, (ii) the Organization Documents of the Borrower, or (iii) any agreement, judgment, license, order or permit applicable to or binding upon the Borrower, (b) result in the acceleration of any Indebtedness owed by the Borrower, or (c) result in or require the creation of any Lien upon any assets or properties of the Borrower, except as expressly contemplated or permitted in the Loan Documents. Except as expressly contemplated in the Loan Documents no consent, approval, authorization or order of, and no notice to or filing with, any Governmental Authority or third party is required in connection with the execution, delivery or performance by the Borrower of any Loan Document or to consummate any transactions contemplated by the Loan Documents.

5.05 Enforceable Obligations. This Agreement is, and the other Loan Documents when duly executed and delivered will be, legal, valid and binding obligations of the Borrower, enforceable in accordance with their terms except as such enforcement may be limited by bankruptcy, insolvency or similar Laws of general application relating to the enforcement of creditors’ rights.

5.06 Audited Financial Statements.

(a) The Audited Financial Statements (i) fairly present the Borrower’s consolidated financial position at the respective dates thereof and the consolidated results of the Borrower’s operations and the Borrower’s consolidated cash flows for the respective periods thereof, and (ii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness. The Audited Financial Statements were prepared in accordance with GAAP.

(b) The unaudited consolidated balance sheet of the Borrower and its Subsidiaries dated March 31, 2010, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the Borrower’s consolidated financial condition as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end adjustments.

(c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have, a Material Adverse Effect.

5.07 Other Obligations and Restrictions. No Loan Party has any outstanding indebtedness, liabilities or obligations of any kind (including contingent obligations, tax assessments, and unusual forward or long-term commitments) which are, in the aggregate, material to the Borrower or material with respect to the Borrower’s consolidated financial condition and not shown in the Audited Financial Statements or disclosed on Schedule 5.07. Except as shown in the Audited Financial Statements or disclosed on Schedule 5.07, no Loan Party is subject to or restricted by any franchise, contract, deed, charter restriction, or other instrument or restriction which would reasonably be expected to cause a Material Adverse Effect.

5.08 Full Disclosure. No certificate, statement or other information delivered herewith or heretofore by any Loan Party to any Lender in connection with the negotiation of this Agreement or in connection with any transaction contemplated hereby contains any untrue statement of a material fact or omits to state any material fact known to any Loan Party (other than industry-wide risks normally associated with the types of businesses conducted by Loan Parties) necessary to make the statements contained herein or therein not misleading as of the date made or deemed made. There is no fact known to the Borrower (other than industry-wide risks normally associated with the types of businesses conducted by Loan Parties) that has not been disclosed by the Borrower to each Lender in writing which would reasonably be expected to have a Material Adverse Effect.

5.09 Litigation. Except as disclosed in the Annual Report of the Borrower on Form 10-K as of December 31, 2009 filed with the Securities and Exchange Commission, there are no actions, suits or legal, equitable, arbitrative or administrative proceedings pending, or to the knowledge of any Loan Party threatened, against any Loan Party before any Governmental Authority which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, and there are no outstanding judgments, injunctions, writs, rulings or orders by any such Governmental Authority against any Loan Party which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.10 Labor Disputes and Acts of God. Except as disclosed on Schedule 5.10, neither the business nor the properties of any Loan Party has been affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance), which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.11 ERISA Plans and Liabilities. All currently existing Pension Plans are listed on Schedule 5.11. Except as disclosed in the Audited Financial Statements or on Schedule 5.11, no ERISA Event has occurred with respect to any Pension Plan and all ERISA Affiliates are in compliance with ERISA in all material respects. No ERISA Affiliate is required to contribute to, or has incurred any other absolute or contingent liability under Section 4201 or 4243 of ERISA in respect of, any Multiemployer Plan. Except as set forth on Schedule 5.11, no failure to meet the minimum funding standard of Section 412(a) of the Code exists with respect to any Pension Plan, whether or not waived by the Secretary of the Treasury or his delegate, and as of December 31, 2009, the value of the accumulated benefit obligation of each Pension Plan does not exceed the current value of the assets of such Pension Plan available for the payment of such benefits by more than $30,000,000.

5.12 Environmental and Other Laws. The Borrower and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that, except as disclosed in the Annual Report of the Borrower on Form 10-K as of December 31, 2009 filed with the Securities and Exchange Commission, or on Schedule 5.12, such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.13 Borrower’s Subsidiaries. As of the Closing Date the Borrower does not have any Subsidiary or own any stock in any other corporation or association except those listed on Schedule 5.13 and except in cases where the Borrower owns less than 5% of the outstanding capital stock of any such corporation. As of the Closing Date neither the Borrower nor any Loan Party is a member of any general or limited partnership, limited liability company, joint venture formed under the laws of the United States or any State thereof or association of any type whatsoever except those listed on Schedule 5.13 and associations, joint ventures or other relationships which are established pursuant to a standard form operating agreement or similar agreement or which are partnerships for purposes of federal income taxation only, which are not corporations or partnerships (or subject to the Uniform Partnership Act) under applicable state Law, and whose businesses are limited to the exploration, development and operation of oil, gas or mineral properties, pipelines or gathering systems and interests owned directly by the parties in such associations, joint ventures or relationships. As of the Closing Date the Borrower owns, directly or indirectly, the equity interests in each of its Subsidiaries which is indicated on Schedule 5.13.

As of the Closing Date, the Borrower has no Unrestricted Subsidiaries.

5.14 Title to Properties; Licenses. Each Loan Party has good and defensible title to substantially all of its material properties and assets, free and clear of all Liens other than Permitted Liens and of all impediments to the use of such properties and assets in such Loan Party’s business. Each Loan Party possesses all licenses, permits, franchises, patents, copyrights, trademarks and trade names, and other intellectual property (or otherwise possesses the right to use such intellectual property without violation of the rights of any other Person) which are reasonably necessary to carry out its business as presently conducted and as presently proposed to be conducted hereafter, and no Loan Party is in violation in any material respect of the terms under which it possesses such intellectual property or the right to use such intellectual property, except as would not, individually or in the aggregate, have a Material Adverse Effect.

5.15 Government Regulation.

(a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provision of Section 7.01 or Section 7.09 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 8.01(g) will be margin stock.

(b) Neither the Borrower nor any other Loan Party owing Obligations is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Investment Company Act of 1940 (as any of the preceding acts have been amended) or any other Law which regulates the incurring by such Person of Indebtedness.

5.16 Solvency. Upon giving effect to the Transactions, the Borrower will be solvent (as such term is used in applicable bankruptcy, liquidation, receivership, insolvency or similar Laws).

5.17 Status. The obligations of the Borrower hereunder rank at least pari passu in priority of payment with all of its other unsecured senior Indebtedness.

5.18 Use of Proceeds. The proceeds of the Loans shall be used by the Borrower solely to fund the purchase price of the Subject Notes that are properly tendered and not withdrawn pursuant to a Subject Notes Change of Control Offer required to be made under the Indenture.

5.19 Compliance with Laws. Each of the Borrower and its Subsidiaries is in compliance with all Laws, regulations and orders of any Governmental Authority applicable to it or its property or assets and all indentures, agreements and other instruments binding upon it or its property or assets, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

5.20 Patriot Act. The Borrower has provided each Lender with information that identifies the Borrower, including the name and address of the Borrower and other information that will allow such Lender to identify the Borrower, and has been requested from the Borrower pursuant to Section 326 of the PATRIOT Act and Section 10.20 of this Agreement, in accordance with the PATRIOT Act.

ARTICLE VI.

AFFIRMATIVE COVENANTS OF BORROWER

To conform with the terms and conditions under which each Lender is willing to have credit outstanding to the Borrower, and to induce each Lender to enter into this Agreement and extend credit hereunder, the Borrower warrants, covenants and agrees that until the full and final payment of the Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) and termination of the Commitments of all Lenders:

6.01 Payment and Performance. The Borrower will pay all amounts due under the Loan Documents in accordance with the terms thereof and will observe, perform and comply with every covenant, term and condition expressed or implied in the Loan Documents. The Borrower will cause each other Loan Party to observe, perform and comply with every such term, covenant and condition in any Loan Document.

6.02 Books, Financial Statements and Reports. Each Loan Party will at all times maintain full and accurate books of account and records. The Borrower will maintain and will cause its Subsidiaries to maintain a standard system of accounting, will maintain its fiscal year, and will furnish (or provide electronic access pursuant to the last paragraph of this Section 6.02) the following statements and reports to the Administrative Agent and each Lender at the Borrower’s expense:

(a) Within five (5) days after the date required to be delivered to the SEC, but no later than ninety-five (95) days after the end of each fiscal year, complete consolidated financial statements of the Borrower together with all notes thereto, which shall be prepared in reasonable detail in accordance with GAAP and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, together with an unqualified opinion based on an audit using generally accepted auditing standards, by Ernst & Young LLP or another independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, stating that such consolidated financial statements have been so prepared. These financial statements shall contain a consolidated balance sheet as of the end of such fiscal year and consolidated statements of earnings, of cash flows, and of changes in shareholders’ equity for such fiscal year, each setting forth in comparative form the corresponding figures for the preceding fiscal year. On the date of delivery of such financial statements to the Administrative Agent and each Lender, the Borrower will furnish to Administrative Agent and each Lender a Compliance Certificate signed by a Responsible Officer of the Borrower, stating that such financial statements fairly present the financial condition of the Borrower, stating that such Person has reviewed the Loan Documents, containing all calculations required to be made to show compliance or non-compliance with the provisions of Section 7.11 and Section 7.12, and further stating that there is no condition or event at the end of such fiscal year or at the time of such certificate which constitutes a Default or specifying the nature and period of existence of any such condition or event.

(b) Within five (5) days after the date required to be delivered to the SEC, but no later than fifty (50) days after the end of each fiscal quarter, the Borrower’s consolidated balance sheet and income statement as of the end of such fiscal quarter and a consolidated statement of cash flows for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, all in reasonable detail and prepared in accordance with GAAP, subject to changes resulting from normal year-end adjustments. In addition, the Borrower will, together with each such set of financial statements, furnish a Compliance Certificate signed by a Responsible Officer of the Borrower stating that such financial statements are accurate and complete (subject to normal year-end adjustments), stating that such Person has reviewed the Loan Documents, containing all calculations required to be made by the Borrower to show compliance or noncompliance with the provisions of Section 7.11 and Section 7.12, and further stating that there is no condition or event at the end of such fiscal quarter or at the time of such certificate which constitutes a Default or specifying the nature and period of existence of any such condition or event.

(c) Promptly upon their becoming available, the Borrower shall provide copies of all registration statements, periodic reports and other statements and schedules filed by any Loan Party with any securities exchange, the SEC or any similar Governmental Authority.

(d) Concurrently with the delivery of the financial statements under Sections 6.02(a) and (b), unaudited consolidating financial statements with a separate presentation in such statements of the financials of the Midstream Subsidiaries and their respective Restricted Subsidiaries and a calculation of the Consolidated EBITDA-Midstream as of the date of such financial statements.

Documents required to be furnished or delivered pursuant to Section 6.02(a), (b), (c), or (d) or (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website (including EDGAR) or whether sponsored by the Administrative Agent); provided that (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Sections 6.02(a) and (b) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.08); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

6.03 Other Information and Inspections. The Borrower will furnish to each Lender any information which the Administrative Agent or any Lender may from time to time reasonably request concerning any covenant, provision or condition of the Loan Documents or any matter in connection with Loan Parties’ businesses and operations. The Borrower will permit, and will cause the other Loan Parties to permit, representatives appointed by the Administrative Agent (including independent accountants, auditors, agents, attorneys, appraisers and any other Persons) to visit (with reasonable prior written notice unless an Event of Default has occurred and is continuing) and inspect during normal business hours any of the Loan Parties properties, including its books of account, other books and records, and any facilities or other business assets, and to make extra copies therefrom and photocopies and photographs thereof, and to write down and record any information such representatives obtain. The Borrower will permit, and will cause the other Loan Parties to permit, the Administrative Agent or any Lender or its representatives to investigate and verify the accuracy of the information furnished to the Administrative Agent or any Lender in connection with the Loan Documents and to discuss all such matters with its officers, employees and representatives.

6.04 Notice of Material Events. The Borrower will promptly and in any event within five Business Days after Borrower’s knowledge thereof, notify the Administrative Agent and each Lender in writing, stating that such notice is being given pursuant to this Agreement, of:

(a) the occurrence of any event which has had or would reasonably be expected to have a Material Adverse Effect,

(b) the occurrence of any Default,

(c) the acceleration of the maturity of any Indebtedness owed by any Loan Party having a principal balance of more than $35,000,000, or of any default by any Loan Party under any indenture, mortgage, agreement, contract or other instrument to which any of them is a party or by which any of them or any of their properties is bound, if such default would have a Material Adverse Effect,

(d) the occurrence of any ERISA Event,

(e) any single claim of $35,000,000 or more, any notice of potential liability under any Environmental Laws which would reasonably be expected to exceed such amount, or any other material adverse claim asserted against any Loan Party or with respect to any Loan Party’s properties,

(f) the filing of any suit or proceeding against any Loan Party in which an adverse decision would have a Material Adverse Effect, and

(g) any material change in the accounting or financial reporting practices of the Borrower or its Subsidiaries.

Upon the occurrence of any of the foregoing matters set forth in clauses (a) through (f), the Loan Parties will take all necessary or appropriate steps to remedy promptly any such Material Adverse Effect, Default, acceleration, default or ERISA Event, to protect against any such adverse claim, to defend any such suit or proceeding, and to resolve all controversies on account of any of the foregoing.

6.05 Maintenance of Properties. Each Loan Party will maintain, preserve, protect, and keep all property used or useful in the conduct of its business in good condition (ordinary wear and tear excepted) and in compliance with all applicable Laws in all material respects, and will from time to time make all repairs, renewals and replacements needed to enable the business and operations carried on in connection therewith to be promptly and advantageously conducted at all times in accordance with industry standards.

6.06 Maintenance of Existence and Qualifications. Each Loan Party will maintain and preserve its existence and its rights and franchises in full force and effect and will qualify to do business in all states or jurisdictions where required by applicable Law, except where the failure so to qualify will not have a Material Adverse Effect.

6.07 Payment of Trade Liabilities, Taxes, etc. Each Loan Party will timely file all required tax returns; timely pay all taxes, assessments, trade liabilities, royalties, and other governmental charges or levies imposed upon it or upon its income, profits or property; and maintain appropriate accruals and reserves for all of the foregoing in accordance with GAAP. Each Loan Party may, however, delay paying or discharging any of the foregoing so long as it is in good faith contesting the validity thereof by appropriate proceedings and has set aside on its books adequate reserves therefor.

6.08 Insurance. In accordance with industry standards, each Loan Party will keep or cause to be kept insured or self-insured, at the option of each Loan Party, its surface equipment and other property of a character usually insured by similar Persons engaged in the same or similar businesses. The insurance coverages and amounts will be reasonably determined by each Loan Party, based on coverages carried by prudent owners of similar equipment and property.

6.09 Interest. The Borrower hereby promises to the Administrative Agent and each Lender to pay interest at the Default Rate applicable to the Base Rate Loans on all Obligations (including Obligations to pay fees or to reimburse or indemnify any Lender) which the Borrower has in this Agreement promised to pay to the Administrative Agent and the Lenders and which are not paid when due. Such interest shall accrue from the date such Obligations become due until they are paid.

6.10 Compliance with Agreements and Law. Each Loan Party will perform all material obligations it is required to perform under the terms of each indenture, mortgage, deed of trust, security agreement, lease, franchise, agreement, contract or other instrument or obligation to which it is a party or by which it or any of its properties is bound. Each Loan Party will conduct its business and affairs in compliance with all Laws applicable thereto, except in such circumstances in which (a) a requirement of Law is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not be reasonably expected to have a Material Adverse Effect.

6.11 Environmental Matters.

(a) Except as otherwise set forth in Schedule 5.12, each Loan Party will comply in all material respects with all Environmental Laws now or hereafter applicable to such Loan Party, as well as all contractual obligations and agreements with respect to environmental remediation or other environmental matters, and shall obtain, at or prior to the time required by applicable Environmental Laws, all environmental, health and safety permits, licenses and other authorizations necessary for its operations and will maintain such authorizations in full force and effect.

(b) The Borrower will promptly furnish to the Administrative Agent all written notices of violation, orders, claims, citations, complaints, penalty assessments, suits or other proceedings received by the Borrower, or of which it has notice, pending or threatened against the Borrower, by any Governmental Authority with respect to any alleged violation of or non-compliance with any Environmental Laws or any permits, licenses or authorizations in connection with its ownership or use of its properties or the operation of its business, if the violation, order, claim, citation, complaint, penalty assessment, suit or other proceeding could reasonably be expected to have a Material Adverse Effect.

(c) The Borrower will promptly furnish to the Administrative Agent all requests for information, notices of claim, demand letters, and other notifications, received by the Borrower in connection with its ownership or use of its properties or the conduct of its business, relating to potential responsibility with respect to any investigation or clean-up of Hazardous Material at any location which could reasonably be expected to have a Material Adverse Effect.

6.12 Evidence of Compliance. Each Loan Party will furnish to each Lender at such Loan Party’s or the Borrower’s expense all evidence which the Administrative Agent from time to time reasonably requests in writing as to the accuracy and validity of or compliance with all representations, warranties and covenants made by any Loan Party in the Loan Documents, the satisfaction of all conditions contained therein, and all other matters pertaining thereto.

6.13 Use of Proceeds. The Borrower will use the proceeds of the Loans to fund the purchase price of the Subject Notes that are properly tendered and not withdrawn pursuant to a Subject Notes Change of Control Offer required to be made under the Indenture. In no event shall the funds from any Loan be used directly or indirectly by any Person for personal, family, household or agricultural purposes or for the purpose, whether immediate, incidental or ultimate, of purchasing, acquiring or carrying any “margin stock” (as such term is defined in Regulation U promulgated by the Board of Governors of the Federal Reserve System) or to extend credit to others directly or indirectly for the purpose of purchasing or carrying any such margin stock.

6.14 Subordination of Intercompany Indebtedness. All indebtedness, liabilities and obligations of the Borrower to any Restricted Subsidiary shall be made under and evidenced by a Subordinated Promissory Note substantially in the form of Exhibit H (with such changes as the Administrative Agent shall approve), a copy of which Borrower shall deliver to the Administrative Agent.

6.15 Reserve Reports. On or before April 1 of each year, commencing April 1, 2011, the Borrower shall deliver to the Administrative Agent a Reserve Report dated as of the immediately preceding December 31 or January 1 setting forth the Present Value of the proved reserves owned by the Borrower and its Restricted Subsidiaries as contemplated in the definition of Present Value, together with a statement of the Borrower’s Swap Contracts, provided however that from and after the Investment Grade Date, this Section 6.15 shall cease to be effective. Notwithstanding the provisions of Section 6.03, the Borrower shall not be required to provide the Reserve Report to any Lender and the Administrative Agent shall not disclose the reserve report or any portion thereof to any Lender other than as specifically permitted by the Borrower.

ARTICLE VII.

NEGATIVE COVENANTS OF BORROWER

To conform with the terms and conditions under which each Lender is willing to have credit outstanding to the Borrower, and to induce each Lender to enter into this Agreement and make the Loans, the Borrower warrants, covenants and agrees that until the full and final payment of the Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) and termination of the Commitments of all Lenders:

7.01 Indebtedness. No Restricted Subsidiary will in any manner owe or be liable for Indebtedness except:

(a) capital lease obligations (excluding oil, gas or mineral leases) entered into in the ordinary course of such Restricted Subsidiary’s business in arm’s length transactions at competitive market rates under competitive terms and conditions in all respects; provided that the obligations required to be paid in any fiscal year under any such capital leases do not in the aggregate exceed $2,000,000 for all Restricted Subsidiaries;

(b) Indebtedness owed by the Restricted Subsidiaries to the Borrower or unsecured Indebtedness owed by the Restricted Subsidiaries to a wholly owned Restricted Subsidiary;

(c) Indebtedness of the Restricted Subsidiaries for plugging and abandonment bonds issued by third parties or for letters of credit issued in place thereof which are required by regulatory authorities in the area of operations, and Indebtedness of the Restricted Subsidiaries for other bonds or letters of credit which are required by such regulatory authorities with respect to other normal oil and gas operations;

(d) non-recourse Indebtedness as to which no Loan Party (i) provides any guaranty or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (ii) is directly or indirectly liable (as a guarantor or otherwise);

(e) Acquired Debt which meets the following requirements: (i) the documentation evidencing such Indebtedness shall contain no terms, conditions or defaults (other than pricing and the grant of a Lien which is permitted under this Agreement) which are more favorable to the third party creditor than those contained in this Agreement are to Lenders and (ii) at the time such Indebtedness is incurred, no Default shall have occurred and be continuing hereunder;

(f) Indebtedness under Swap Contracts permitted under Section 7.10;

(g) unsecured Indebtedness of the Restricted Subsidiaries not described in subsections (a) through (g) above which meets the following requirements: (i) the documentation evidencing such Indebtedness shall contain no terms, conditions or defaults (other than pricing) which are more favorable to the third party creditor than those contained in this Agreement are to Lenders and (ii) at the time such Indebtedness is incurred, no Default shall have occurred and be continuing hereunder; provided that the outstanding principal balance of Indebtedness of the Restricted Subsidiaries permitted under this subsection (h) shall not at any time exceed $30,000,000 in the aggregate; and

(h) Indebtedness of Restricted Subsidiaries (including capital lease obligations) not described in subsections (a) through (g) above secured by Permitted Liens in an aggregate principal amount not to exceed $100,000,000 at any time outstanding.

7.02 Limitation on Liens. Except for Permitted Liens, no Loan Party will create, assume or permit to exist any Lien upon any of the properties or assets which it now owns or hereafter acquires. No Loan Party will allow the filing or continued existence of any financing statement describing as collateral any assets or property of such Loan Party, other than financing statements which describe only collateral subject to a Lien permitted under this Section and which name as secured party or lessor only the holder of such Lien.

7.03 Limitation on Investments and New Businesses. No Loan Party will:

(a) engage directly or indirectly in any business or conduct any operations, except (i) in connection with or incidental to its present businesses and operations or complementary to such businesses or operations or (ii) in connection with businesses or operations that are not material to the Borrower and its Subsidiaries on a consolidated basis; or

(b) make any acquisitions of or capital contributions to any Person or any other Investment, except (i) Investments in the ordinary course of business, (ii) purchases of equity interests in Persons involved in the oil and gas industry if the aggregate amount of the purchase price for all such purchases (including the purchase in question) made by the Loan Parties after the date hereof does not exceed $50,000,000 and (iii) mergers permitted under Section 7.04.

7.04 Limitation on Mergers. The Borrower will not (i) merge or consolidate with or into any other Person unless the Borrower is the surviving business entity and no Default exists prior to such merger or consolidation or will exist immediately thereafter or (ii) Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person.

7.05 Limitation on Issuance of Securities by Subsidiaries of Borrower. No Restricted Subsidiary will issue any additional equity securities except to another Loan Party, and no Loan Party will transfer any such equity securities owned by it except to another Loan Party.

7.06 Transactions with Affiliates. No Loan Party will engage in any material transaction with any of its Affiliates on terms which are less favorable in any material respect to it than those which would have been obtainable at the time in arms-length dealing with Persons other than such Affiliates.

7.07 Prohibited Contracts. No Loan Party will enter into any Contractual Obligation (other than this Agreement and other Loan Documents) that limits the ability (i) of any Subsidiary to make Restricted Payments to any other Loan Party or to otherwise transfer property to any other Loan Party, (ii) of any Restricted Subsidiary to Guarantee the Indebtedness of the Borrower or (iii) of any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that

(a) clauses (i) and (ii) shall not prohibit restrictions or conditions imposed by an agreement related to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property securing such Indebtedness; and

(b) clause (iii) shall not be deemed to prohibit a Contractual Obligation contained in documentation governing unsecured senior Indebtedness of the Borrower that requires the granting of pari passu liens to secure such Indebtedness; for purposes of this clause, “senior Indebtedness” means Indebtedness that is not subordinated to the Obligations.

7.08 ERISA. No ERISA Affiliate will incur any obligation to contribute to any “multiemployer plan” as defined in Section 4001 of ERISA.

7.09 Limitation on Sales of Property. No Loan Party will Dispose of any of its material assets or properties or any material interest therein, except:

(a) equipment which is worthless or obsolete or which is replaced by equipment of equal suitability and value;

(b) inventory (including oil and gas sold as produced and seismic data) which is sold in the ordinary course of business on ordinary trade terms;

(c) capital stock of any of the Borrower’s Subsidiaries which is transferred to the Borrower or a wholly owned Subsidiary of the Borrower;

(d) interests in oil and gas properties, or portions thereof, to which no proved reserves of oil, gas or other liquid or gaseous hydrocarbons are properly attributed; and

(e) other property which is sold for fair consideration; provided that the aggregate amount of such property sold during any fiscal year of the Borrower does not exceed fifteen percent (15%) of the consolidated net book value of the Borrower’s and its Restricted Subsidiaries’ property, plant and equipment as of the last day of the previous fiscal year.

7.10 Swap Contracts. No Loan Party will be a party to or in any manner be liable on any Swap Contract, unless such contracts are entered into as a hedge of equity oil and gas production (whether production is produced by any Loan Party or purchased from third parties), to secure a known margin for the purchase and resale of third party natural gas, crude oil or electricity, or as a hedge of floating rate Indebtedness or foreign currency needs (and not as a speculative investment), such contracts are entered into in the ordinary course of the Loan Parties’ businesses, and

(i) if such contracts are entered into with the purpose and effect of fixing prices on oil or gas expected to be produced by Loan Parties:

(A) such contracts for any single month (determined, in the case of contracts that are not settled on a monthly basis, by a monthly proration acceptable to Administrative Agent) do not, in the aggregate, cover amounts greater than the Applicable Hedge Percentage for such month; and

(B) (i) such contracts do not require any Loan Party to provide any Lien on any property to secure the Loan Parties’ obligations thereunder other than Liens on cash or cash equivalents and any letters of credit in support of the Loan Parties’ obligations thereunder, and (ii) the aggregate amount of cash and cash equivalents subject to Liens securing such contracts and the undrawn amount of all letters of credit supporting such contracts shall not exceed $400,000,000 at any time.

As used in this subsection, (i) the term “Applicable Hedge Percentage” means, with respect to any month, the percentage (not to exceed 100%) of the Loan Parties’ aggregate Projected Oil and Gas Production anticipated to be sold in the ordinary course of the Loan Parties’ businesses during such month which the management of the Borrower deems prudent based upon the Loan Parties’ business strategies, and (ii) the term “Projected Oil and Gas Production” means the projected production of oil or gas (measured by volume unit or BTU equivalent, not sales price) for the term of the contracts or a particular month, as applicable, from properties and interests owned by any Loan Party which have attributable to them proved oil or gas reserves; and

(ii) if such contracts are entered into with the purpose and effect of fixing interest rates on a principal amount of Indebtedness of such Loan Party that is accruing interest at a variable rate, the aggregate notional amount of such contracts never exceeds the anticipated outstanding principal balance of the Indebtedness to be hedged by such contracts or an average of such principal balances calculated using a generally accepted method of matching interest swap contracts to declining principal balances, and the floating rate index of each such contract generally matches the index used to determine the floating rates of interest on the corresponding Indebtedness to be hedged by such contract.

7.11 Financial Covenants.

(a) Consolidated Funded Debt to Capitalization Ratio. As of the last day of each fiscal quarter of the Borrower, the Consolidated Funded Debt to Capitalization Ratio will not exceed 0.6 to 1.0.

(b) Leverage Ratio. As of the last day of each fiscal quarter of the Borrower, the Consolidated Leverage Ratio will not exceed 3.5 to 1.0. From and after the Investment Grade Date, this Section 7.11(b) shall cease to apply.

(c) Maximum Allowable Debt. Consolidated Funded Debt shall not at any time exceed the sum of (1) the product of (A) 3.5 times (B) Consolidated EBITDA-Midstream during the four fiscal quarters ending on such date (or ending on the last day of the most recently ended fiscal quarter of the Borrower, if the date of determination is not the last day of a fiscal quarter), plus (2) an amount equal to (A) the Present Value divided by (B) 1.75. From and after the Investment Grade Date, this Section 7.11(c) shall cease to apply.

7.12 Limitation on Priority Debt. As of the last day of each fiscal quarter of the Borrower, Priority Debt shall not exceed an amount equal to 10% of Consolidated Net Tangible Assets.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Each of the following events constitutes an Event of Default under this Agreement:

(a) The Borrower or any other Loan Party fails to pay (i) any amount of principal of any Loan when and as required to be paid herein, or (ii) any other amount due and payable hereunder or under any other Loan Document on the earlier of (x) the fifth day after the date such amount becomes due or (y) the first Business Day after Administrative Agent notifies the Borrower that such amount is due;

(b) Any “default” or “event of default” occurs under any Loan Document which defines either such term, and the same is not remedied within the applicable period of grace (if any) provided in such Loan Document;

(c) The Borrower fails to duly observe, perform or comply with any term, covenant or agreement contained in Article VII or in Section 6.03 or Section 6.04 (with the exception of the failure to provide notice in the event that any Loan Party changes its name or location of its chief executive office);

(d) The Borrower fails (other than as referred to in subsections (a), (b) or (c) above) to duly observe, perform or comply with any covenant, agreement, condition or provision of any Loan Document, and such failure remains unremedied for a period of thirty (30) days;

(e) Any representation or warranty previously, presently or hereafter made in writing by or on behalf of any Loan Party in connection with any Loan Document shall prove to have been false or incorrect in any material respect on any date on or as of which made, or this Agreement or any Note is asserted to be or at any time ceases to be valid, binding and enforceable in any material respect as warranted in Section 5.05 for any reason other than its release or subordination by Administrative Agent;

(f) Any Loan Party fails to duly observe, perform or comply with any Contractual Obligation with any Person, if such failure could reasonably be expected to have a Material Adverse Effect upon the Borrower;

(g) (i) Any Loan Party (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $10,000,000, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Restricted Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Restricted Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Restricted Subsidiary as a result thereof is greater than $10,000,000; or (iii) without limiting the foregoing, an “Event of Default” shall occur under, and as defined in, the Amended Revolving Credit Facility;

(h) The Borrower or any of its Restricted Subsidiaries having assets with a book value of at least $10,000,000:

(i) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding;

(ii) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or there is issued or levied any writ or warrant of attachment or execution or similar process against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(iii) there is entered against any such Person a final judgment or order for the payment of money in an aggregate amount exceeding $35,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 10 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect;

(i) Either (i) any failure to meet the minimum funding standard of Section 412(a) of the Code resulting in a liability in excess of $35,000,000 exists with respect to any Pension Plan or any Multiemployer Plan, whether or not waived by the Secretary of the Treasury or his delegate, or (ii) any ERISA Event occurs with respect to any Pension Plan or any Multiemployer Plan that has resulted in or could reasonably be expected to result in liability of Borrower to such Pension Plan or Multiemployer Plan and the then current value of the accumulated benefit obligation of such Pension Plan or Multiemployer Plan exceeds the then current value of the assets of such Pension Plan or Multiemployer Plan available for the payment of such benefit liabilities by more than $35,000,000 (or in the case of an ERISA Event involving the withdrawal of a substantial employer, the withdrawing employer’s proportionate share of such excess exceeds such amount); or

(j) A Change of Control occurs.

8.02 Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(b) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Administrative Agent or any Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

(a) First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

(b) Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause (b) payable to them;

(c) Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause (c) payable to them;

(d) Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause (d) held by them; and

(e) Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE IX.

ADMINISTRATIVE AGENT

9.01 Appointment and Authority. Each of the Lenders hereby irrevocably appoints Deutsche Bank AG Cayman Islands Branch to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders and the Borrower shall not have rights as a third party beneficiary of such provisions.

9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.02 and 10.01) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.07 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.07 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.09 Other Agents; Arrangers and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “co-agent,” “book manager,” “lead manager,” “arranger,” “lead arranger” or “co-arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE X.

MISCELLANEOUS

10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01 without the written consent of each Lender;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan or any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;

(e) change Section 2.12 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender; or

(f) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (ii) the Engagement and Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

10.02 Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrower and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material nonpublic information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.12), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.12 any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the

Administrative Agent or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such other Loan Party has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.10(e).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and non-appealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the repayment of the Loans and the repayment, satisfaction or discharge of all the other Obligations.

10.05 Intentionally Left Blank.

10.06 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

10.07 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section, and any other attempted assignment or transfer by any party hereto shall be null and void. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans assigned.

(ii) Required Consents. No consent shall be required for any assignment except the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is made on or prior to a date which is sixty (60) days after the Funding Date.

(iii) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(iv) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(v) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vi) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, in consultation with and with notice to the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.11 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the

Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) As used herein, the following terms have the following meanings:

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

10.08 Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than the Borrower. For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower or any Subsidiary; provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.09 Set-off. In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

10.10 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted to a Lender by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

10.12 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

10.13 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of the Borrowing or extension of the Maturity Date, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

10.14 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.15 Replacement of Lenders. Under any circumstances set forth herein providing that the Borrower shall have the right to replace a Lender as a party to this Agreement, the Borrower may, upon notice to such Lender and the Administrative Agent, replace such Lender by requiring such Lender to assign its Commitment (with the assignment fee to be paid by the Borrower in such instance) pursuant to (and subject to the consents required by) Section 10.07(b) to one or more Eligible Assignees; provided that such assignment does not conflict with applicable Laws and such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts); and provided, further that if the Borrower elects to exercise such right with respect to any Lender pursuant to Section 3.06(b), it shall be obligated to replace all Lenders that have made similar requests for compensation pursuant to Section 3.01 or 3.04. Upon the making of any such assignment, the Borrower shall pay in full any amounts payable pursuant to Section 3.05.

10.16 Governing Law; Jurisdiction, Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION

(c) WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY AGREES THAT SECTIONS 5-1401 AND 4-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK SHALL APPLY TO THE LOAN DOCUMENTS AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT

(d) SERVICE OF PROCESS. IN FURTHERANCE OF THE FOREGOING, THE BORROWER HEREBY AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO THE BORROWER, AT ITS ADDRESS SET FORTH IN SCHEDULE 10.02. HEREOF.

10.17 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.18 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arrangers are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent and the Arrangers is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent nor the Arrangers has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor the Arrangers has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.19 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.20 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide such documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

10.21 Time of the Essence. Time is of the essence of the Loan Documents.

10.22 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY

EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

QEP RESOURCES, INC.

By:	/s/ Richard J. Doleshek
	Name:	Richard J. Doleshek
	Title:	Executive Vice President and Chief Financial Officer

Signature Page to the

QEP Resources, Inc. Senior Unsecured Bridge Loan Agreement

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH, as Administrative Agent

By:	/s/ Paul O’Leary
	Name:	Paul O’Leary
	Title:	Director

By:	/s/ Carin Keegan
	Name:	Carin Keegan
	Title:	Director

Signature Page to the

QEP Resources, Inc. Senior Unsecured Bridge Loan Agreement

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ Paul O’Leary
	Name:	Paul O’Leary
	Title:	Director

By:	/s/ Carin Keegan
	Name:	Carin Keegan
	Title:	Director

Signature Page to the

QEP Resources, Inc. Senior Unsecured Bridge Loan Agreement

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Shelly A. McGregor
	Name:	Shelly A. McGregor
	Title:	Senior Vice President

Signature Page to the

QEP Resources, Inc. Senior Unsecured Bridge Loan Agreement

BMO CAPITAL MARKETS FINANCING, INC., as a Lender

By:	/s/ Kevin Utsey
	Name:	Kevin Utsey
	Title:	Vice President

Signature Page to the

QEP Resources, Inc. Senior Unsecured Bridge Loan Agreement

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Muhammad Hasan
	Name:	Muhammad Hasan
	Title:	Vice President

Signature Page to the

QEP Resources, Inc. Senior Unsecured Bridge Loan Agreement

WELLS FARGO BANK, N.A., as a Lender

By:	/s/ Christina Faith
	Name:	Christina Faith
	Title:	Director

Signature Page to the

QEP Resources, Inc. Senior Unsecured Bridge Loan Agreement

SCHEDULE 1.01

SUBJECT NOTES

$150.0 aggregate principal amount of the Borrower’s 7.50% Notes due 2011

$250.0 aggregate principal amount of the Borrower’s 6.05% Notes due 2016

$450.0 aggregate principal amount of the Borrower’s 6.80% Notes due 2018

$300.0 aggregate principal amount of the Borrower’s 6.80% Notes due 2020

SCHEDULE 2.01

COMMITMENTS

AND PRO RATA SHARES

QEP Resources, Inc. Bank Group

Lender	Commitment	% of Commitment
Deutsche Bank AG Cayman Islands Branch	$100,000,000.00	20%
Bank of America, N.A.	$100,000,000.00	20%
BMO Capital Markets Financing, Inc.	$100,000,000.00	20%
JPMorgan Chase Bank, N.A.	$100,000,000.00	20%
Wells Fargo Bank, N.A.	$100,000,000.00	20%

Total	$500,000,000.00	100%

Signature Page to Subordinated Promissory Note